Exhibit 99.1

Press Release

CONTACT:	Array BioPharma
Tricia Haugeto,(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ADVANCES ITS LEAD MEK INHIBITOR INTO CANCER

- Array Files IND Application for a Phase 1 Clinical Trial in Cancer Patients -

Boulder, Colo., (July 15, 2009) - Array BioPharma Inc. (NASDAQ: ARRY) today announced the filing of an investigational new drug (IND) application with the U.S Food and Drug Administration to initiate a Phase 1 clinical trial in cancer patients with its most advanced wholly-owned MEK inhibitor, ARRY-162.   Recent research confirms that the MEK pathway acts as a central axis in the proliferation of different tumors including melanoma, non-small cell lung, head/neck and pancreatic cancers.  Array plans to simultaneously develop ARRY-162 for the treatment of both cancer and inflammatory disease.  Array is currently completing a worldwide Phase 2, double-blinded clinical trial with ARRY-162 in 200 patients with active rheumatoid arthritis.

“We are excited to expand our proprietary MEK program into oncology for the potential benefit of cancer patients,” said Kevin Koch, Ph.D., President and Chief Scientific Officer.  “Increasing evidence confirms that MEK inhibition, either alone or in combination with other agents, is an important therapeutic strategy in treating cancer.  We believe ARRY-162 will be most effective in selected populations of cancer patients, such as those with tumors having BRAF or KRAS mutations and in targeted combinations.”

Array believes ARRY-162 is particularly well-suited for use in cancer treatment and has advantages over other MEK inhibitors currently in development, including greater potency, and improved safety and pharmacokinetics.  ARRY-162 has been administered to more than 200 patients/volunteers in clinical trials for either safety assessment or the treatment of inflammatory disease.  The drug has been well-tolerated and demonstrated significant pharmacodynamic responses in the completed trials.  In addition, the Company has completed long-term preclinical regulated safety studies and has identified a commercially viable synthetic process and oral formulation for ARRY-162.

Array is an industry leader in the field of MEK research.  Currently, there are four Array-invented MEK inhibitors in clinical development: ARRY-162 and ARRY-300, which are wholly-owned by Array; and AZD6244 (ARRY-886) and AZD8330 (ARRY-704), both of which are being developed by AstraZeneca PLC in the field of oncology under license from Array.

About ARRY-162 Phase 1 Clinical Trial for Cancer

The Phase 1 cancer trial will be an open-label, multiple dose study that is designed to determine the maximum tolerated dose and evaluate safety, pharmacokinetics and pharmacodynamics of ARRY-162 following daily oral administration to advanced cancer patients with solid tumors.  The trial is expected to commence in the third quarter of this year.

Array is a Leader in the MEK Research Field

Array was an early entrant in the MEK research field and established leadership quickly.  In 2003, Array partnered its first clinical candidate, the MEK inhibitor ARRY-886 (now AZD6244), with AstraZeneca as part of an exclusive collaboration centered on the discovery and development of MEK inhibitors in the field of oncology.  As a result of this successful collaboration, AstraZeneca acquired worldwide rights to AZD6244 and two other compounds for use in oncology.  Array retained rights to all other MEK inhibitors invented before and during the collaboration. The exclusivity of the parties’ relationship has recently ended, and both companies are now free to independently research, develop and commercialize small molecule MEK inhibitors in the field of oncology.  In addition to ARRY-162, Array has a MEK inhibitor, ARRY-300, that has completed a Phase 1 SAD trial in healthy volunteers and will back up ARRY-162.

-more-

About MEK

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals for cancer cell proliferation and survival.  MEK is frequently activated in cancer, in particular in tumors that have mutations in the RAS and RAF oncogenes.  MEK also regulates the biosynthesis of the inflammatory cytokines TNF, IL-6 and IL-1, which can act as growth and survival factors in cancer.  Preclinical data show that MEK inhibitors are additive or synergistic in combination with other agents.  In particular, the PI-3K/AKT/mTOR pathway interacts with the RAS/RAF/MEK/ERK pathway in response to growth factor signaling.  Simultaneous inhibition of both these pathways has significantly greater preclinical anti-tumor activity compared to inhibition of either pathway alone.  Because these pathways are commonly activated in many tumors, we believe that dual MEK and PI3K/AKT/mTOR inhibition could have broad anti-tumor activity.

Recent Developments in the Field

A growing body of clinical data confirms the potential of MEK inhibitors in the treatment of cancer. In a number of studies, MEK inhibitors have demonstrated clinical activity when used as single agents. Most recently, at the 2009 American Association for Cancer Research annual meeting, a 12 percent overall response rate was reported in patients with biliary cancer treated with a MEK inhibitor.  At the 2008 American Society of Clinical Oncology annual meeting both partial responses and a complete response in patients suffering from melanomas with RAF mutations treated with a MEK inhibitor were reported.  In addition, AstraZeneca recently announced a partnership with Merck to explore the combination of AZD6244 (ARRY-886) with an experimental AKT inhibitor.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of July 15, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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